[Letterhead of Baird, Holm, McEachen,
                          Pedersen, Hamann & Strasheim]



                                 October 23, 1995




         Hawkeye Bancorporation
         222 Equitable Building
         604 Locust Street
         Des Moines, Iowa 50309-3723

              Re: Merger of Hawkeye Bancorporation with and into a Wholly Owned Subsidiary of Mercantile Bancorporation Inc.

         Ladies and Gentlemen:

                   This opinion is delivered to you in connection with that certain Agreement and Plan of Reorganization by and be-tween Hawkeye Bancorporation ("Hawkeye") and Mercantile Bancor-poration Inc. ("Mercantile"), dated as of August 4, 1995 (which, together with all Exhibits attached thereto, is re-ferred to herein as the "Agreement and Plan of Reorganization" or the "Plan"). Our opinion is based upon a review of the Plan, the representations which have been submitted for our consideration as described herein, and our understanding of the facts as set forth herein. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as set forth in the Plan.

                   As to all questions of fact material to this opinion, we have, with the permission of the parties, without any inves-tigation or independent confirmation, relied upon and assumed the accuracy of the representations and warranties of the par-ties contained in the Plan with respect to the relevant facts stated therein, the representations which have been submitted for our consideration described in this letter, and our under-standing of the facts set forth herein. Our opinion is based upon existing tax law and authorities, which are subject to change. We have assumed for purposes of this opinion that all steps necessary to effectuate the Plan will be effected pursu-ant to and in satisfaction of requirements under applicable state and federal law and will be consistent with the Plan.

                   This opinion is not binding on the Internal Revenue Service and no ruling has been or will be requested from the Internal Revenue Service as to the federal income tax conse-quences of the merger pursuant to the Plan of Hawkeye with and into a wholly owned subsidiary of Mercantile (said merger here-inafter referred to as the "Merger"; said wholly owned subsid-iary
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         October 23, 1995
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         hereinafter referred to as the "Merger Sub"). Consequently, there can be no assurance that the tax consequences set forth below will occur or continue as described herein; nor can any assurance be given that the issues discussed below will not be challenged by the Internal Revenue Service, or if so challenged, will be decided favorably to the parties of the Merger or their respective shareholders. We express no opinion as to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the United States of America, and then only with respect to the specific federal income tax consequences addressed herein.

                   Our understanding of the relevant facts is as fol-lows:

                   Mercantile is a bank holding company which holds One Hundred Percent (100%) of the outstanding shares of the Merger Sub. The Boards of Directors of Mercantile and the Merger Sub believe that combining with Hawkeye, which has a long-established banking franchise in the State of Iowa, is a natu-ral and desirable extension of Mercantile's and Merger Sub's market area. The Boards of Directors of Mercantile and Merger Sub also believe that the consolidation of resources by reason of the Merger will enable a wider and improved array of finan-cial services to be provided to customers and will provide Mer-cantile and Merger Sub with added flexibility in dealing with Iowa's changing competitive environment.

                   To achieve the desired business combination, Hawkeye will statutorily merge with and into Merger Sub, with Merger Sub as the surviving corporation. The Merger will be governed by the laws of the State of Iowa. If the Plan is approved by holders of the requisite number of shares of Hawkeye Common Stock and Merger Sub's Common Stock, the outstanding shares of Hawkeye Common Stock will be converted in the Merger into shares of Mercantile Common Stock as specified in the Plan.

                   The following representations have been submitted to us by Hawkeye, Mercantile and Merger Sub with respect to the
         Merger:

              (a) The fair market value of Mercantile Common Stock and other consideration received by the Hawkeye share-holders will be approximately equal to the fair mar-ket value of the Hawkeye Common Stock surrendered in the exchange.

              (b) Neither the management of Hawkeye, Mercantile, nor Merger Sub knows of any plan or intention on the part of the Hawkeye shareholders to sell, exchange, or otherwise dispose of the Mercantile Common Stock to be received by them in the Merger which would reduce the Hawkeye shareholders' ownership of Mercantile Common Stock to a number of shares of Mercantile Common Stock having a value, as of the date of the Merger, of less than Fifty Percent (50%) of the value of all of the formerly outstanding Hawkeye Common
                   Stock as of the date of the
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         October 23, 1995
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                   Merger. For purposes of this representation, the following shares of Hawkeye Common Stock will be treated as outstanding Hawkeye Common Stock on the date of the Merger: (i) shares surrendered for Mercantile Common Stock or other consideration (ii) shares surrendered for fair value pursuant to the exercise of shareholders' dissenters' rights and
                   (iii) shares surrendered for cash in lieu of fractional shares.

                   In addition, neither the management of Hawkeye, Mer-cantile, nor Merger Sub is aware of any transfer of Hawkeye stock by any holder thereof prior to the Merger which was made in contemplation thereof.

              (c) Merger Sub will acquire at least Ninety Percent (90%) of the fair market value of the net assets and at least Seventy Percent (70%) of the fair market value of the gross assets held by Hawkeye immediately prior to the Merger. For purposes of this representation, the following amounts will be included as assets of Hawkeye held immediately prior to the Merger: (i) amounts paid by Hawkeye for shares surrendered for fair value pursuant to the exercise of shareholders' dissenters' rights; (ii) amounts paid by Hawkeye to shareholders who receive cash or other property;
                   (iii) assets of Hawkeye used to pay its reorganiza-tion expenses; and (iv) all redemptions and distribu-tions (except for regular, normal dividends) made by Hawkeye immediately preceding the Merger. The man-agement of Hawkeye, Mercantile, and Merger Sub are not aware of Hawkeye having redeemed any Hawkeye stock, having made any distribution with respect to any of the Hawkeye stock, or having disposed of any of the Hawkeye assets in anticipation of or as a part of a plan for the acquisition of Hawkeye by Merger Sub.

              (d) Prior to the Merger, Mercantile will be in control of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

              (e) Following the Merger, Merger Sub will not issue ad-ditional shares of Merger Sub stock that would result in Mercantile losing control of Merger Sub within the meaning of Section 368(c) of the Code.

              (f) Mercantile has no plan or intention to redeem or oth-erwise reacquire any of the Mercantile Common Stock to be issued in the Merger.

              (g) Mercantile has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation; to sell or otherwise dispose of the stock
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         October 23, 1995
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                   of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of the assets of Hawkeye acquired in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code or dispositions made in the ordinary course of business.

              (h) The liabilities of Hawkeye assumed by Merger Sub and the liabilities to which the transferred assets of Hawkeye are subject were incurred by Hawkeye in the ordinary course of its business. No liabilities of any person other than Hawkeye will be assumed by Merger Sub in the Merger, and none of the shares of Hawkeye to be surrendered in the exchange for Mercan-tile Common Stock in the Merger will be subject to any liabilities.

              (i) The assumption by Merger Sub of the liabilities of Hawkeye pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Hawkeye to Merger Sub pursuant to the Merger.

              (j) Subsequent to the Merger, Merger Sub will continue the historic business of Hawkeye or use a significant portion of the Hawkeye historic business assets in a business.

              (k) Hawkeye, Mercantile, and Merger Sub will pay their respective expenses, if any, incurred in connection with the Merger.

              (l) There is no intercorporate indebtedness existing be-tween Mercantile and Hawkeye or between Merger Sub and Hawkeye that was issued, acquired, or will be settled at a discount.

              (m) No two parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

              (n) Neither Hawkeye, Mercantile, nor Merger Sub, are un-der the jurisdiction of a court in a Title 11 or similar case within the meaning of Section
                   368(a)(3)(A) of the Code.

              (o) The fair market value of the Hawkeye assets trans-ferred to Merger Sub will equal or exceed the sum of the Hawkeye liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the Hawk-eye assets are subject.

              (p) The total adjusted basis of the Hawkeye assets trans-ferred to Merger Sub will equal or exceed the sum of the Hawkeye liabilities assumed by Merger Sub, plus
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         October 23, 1995
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                   the amount of liabilities, if any, to which the transferred assets of Hawkeye are subject.

              (q)  No stock of Merger Sub will be issued in the Merger.

              (r) None of the compensation to be received by any Hawk-eye shareholder/employee will be separate consider-ation for, or allocable to, any of their shares of Hawkeye Common Stock; none of the shares of Mercan-tile Common Stock received by any Hawkeye share-holder/employee will be separate consideration for, or allocable to, any employment contract; and the compensation paid to any Hawkeye shareholder/employee will be for services actually rendered and will be commensurate with the amounts paid to third parties bargaining at arms-length for similar services.

              (s) The Merger is being transacted for a bona fide corpo-rate business purpose.

              (t) The Agreement and Plan of Reorganization has been duly adopted by the Boards of Directors of Hawkeye, Mercantile, and Merger Sub; the Agreement and Plan of Reorganization is in effect and, subject to satisfac-tion of all conditions precedent stated therein, in-cluding obtaining the requisite shareholder and regu-latory approvals, the statutory Merger will be com-pleted in accordance with the laws of the State of Iowa.

              (u) The Merger will be completed in accordance with the terms and conditions contained in the Agreement and Plan of Reorganization and all representations and warranties of Hawkeye, Mercantile, and Merger Sub contained in the Agreement and Plan of Reorganization are true and correct.

              (v) The payment of cash in lieu of fractional shares of Mercantile Common Stock is solely for the purpose of avoiding the expense and inconvenience to Mercantile of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Hawkeye shareholders instead of issuing frac-tional shares of Mercantile stock will not exceed One Percent (1%) of the total consideration that will be issued in the Merger to the Hawkeye shareholders in exchange for their shares of Hawkeye stock. The fractional share interests of each Hawkeye share-holder will be aggregated, and it is intended that no Hawkeye shareholder will receive cash in an amount equal to or greater than the value of One (1) full share of Mercantile Common Stock.

                   Based upon the foregoing and subject to the assump-tions, qualifications and limitations hereinbefore and herein-after set forth, we are of the opinion that:
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            (i) The Merger will constitute a "reorganization" for federal income tax purposes under Section
                   368(a)(1)(A) and (a)(2)(D) of the Code.

            (ii) No gain or loss will be recognized by Hawkeye as a result of the Merger.

            (iii) Hawkeye shareholders will recognize no gain or loss as a result of the exchange of their Hawkeye Common Stock solely for shares of Mercantile Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares, if any, as discussed below.

            (iv) A holder of shares of Hawkeye Common Stock who re-ceives cash in the Merger in lieu of a fractional share interest of Mercantile Common Stock will be treated as if the fractional shares were received in the exchange and then redeemed by Mercantile. A holder of shares of Hawkeye Common Stock will be treated as if the shareholder sold his or her fractional share of Mercantile Common Stock for the amount of cash received and will therefore recognize gain (or loss) to the extent that the amount of cash received exceeds (or is less than) the tax basis of the fractional share. Such gain or loss will be capital gain or loss if the shares of Hawkeye Common Stock were held as capital assets and will be long-term capital gain or loss if the holding period of the shares of Hawkeye Common Stock so exchanged was more than one year.

            (v) The aggregate adjusted tax basis of the Mercantile Common Stock received by a shareholder of Hawkeye in the Merger, including for the purposes of (iv) above the tax basis of any fractional share interest, will be equal to the aggregate adjusted tax basis of the respective shares of Hawkeye Common Stock sur-rendered.

            (vi) The holding period of the shares of Mercantile Common Stock received by a shareholder of Hawkeye in the Merger, including for purposes of (iv) above the holding period of any fractional share interest, will include the holding period of the respective shares of Hawkeye Common Stock exchanged therefor, provided the shares of Hawkeye Common Stock were held as capi-tal assets.

            (vii) A Hawkeye shareholder who receives only cash as a result of the exercise of dissenters' rights, will realize gain or loss for federal income tax purposes (determined separately as to each block of Hawkeye Common Stock exchanged) in an amount equal to the difference between (x) the
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                   amount of cash received by such shareholder, and (y) such shareholder's tax basis for the shares of Hawkeye Common Stock surrendered in exchange therefor, provided that the cash payment does not have the effect of the distribution of a dividend. Any such gain or loss will be recognized for federal income tax purposes and will be treated as capital gain or loss, provided the shares of Hawkeye Common Stock were held as capital assets. However, if the cash payment does have the effect of the distribution of a dividend, the amount of taxable income recognized generally will equal the amount of cash received; such income generally will be taxable as a dividend; and no loss (or other recovery of such shareholder's tax basis for the shares of Hawkeye Common Stock surrendered in exchange) generally will be recognized by such shareholder. The determination of whether a cash payment has the effect of the dis-tribution of a dividend will be made pursuant to the provisions and limitations of Section 302 of the Code, taking into account the constructive stock own-ership rules of Section 318 of the Code.

                   This opinion is limited in its use solely to Hawkeye and its shareholders in connection with the Plan, and is not to be used, circulated, quoted or otherwise relied upon for any purpose. No other person or entity may rely on or claim reli-ance upon this opinion, and it is not to be quoted in whole or in part or otherwise referred to by any governmental agency or other person or entity without prior written consent of this firm. Notwithstanding the foregoing provisions of this para-graph to the contrary, we hereby consent to the use of this opinion as Exhibit 8.2 to Mercantile's Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of Mercantile Common Stock issuable in the Merger and to the references to us in such Registration Statement un-der the captions "SUMMARY INFORMATION--Federal Income Taxes in General" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

                                  Yours very truly,

                                  /s/  BAIRD, HOLM, McEACHEN,
                                       PEDERSEN, HAMANN & STRASHEIM